Exhibit 10.2

FIRST AMENDMENT TO

EXECUTIVE EMPLOYMENT AGREEMENT

This First Amendment to Executive Employment Agreement (this “Amendment”) is made and entered into as of June 22, 2026, by and between Hyperliquid Strategies Inc, a Delaware corporation (the “Company”), and David Schamis (the “Executive”).

WHEREAS, the Company and the Executive are parties to that certain Executive Employment Agreement, dated as of May 1, 2026 (the “Employment Agreement”);

WHEREAS, the Company and the Executive desire to amend the Employment Agreement to update the Executive’s compensation arrangements effective as of July 1, 2026;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Company and the Executive agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment have the meanings given to them in the Employment Agreement.

2. Effective Date; Existing Compensation Through June 30, 2026. The amendments set forth in this Amendment shall become effective as of July 1, 2026 (the “Amendment Effective Date”). For the avoidance of doubt, through June 30, 2026, the Executive’s existing compensation arrangement shall remain in place and shall continue to govern the Executive’s compensation.

3. Base Salary. Effective as of the Amendment Effective Date, Section 4(a) of the Employment Agreement is amended to provide that the Executive shall receive a Base Salary at the annual rate of Six Hundred Thousand Dollars ($600,000), payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes. Except as expressly amended by this Amendment, the remainder of Section 4(a) shall remain in full force and effect.

4. Annual Cash Bonus. Effective as of the Amendment Effective Date, Section 4 of the Employment Agreement is amended to add the following new subsection (c) at the end thereof:

“(c) Annual Cash Bonuses. During the Term of Employment, for each fiscal year commencing with the fiscal year beginning July 1, 2026, the Executive shall be eligible to receive a discretionary annual cash bonus (each, a “Bonus”) targeted at one hundred percent (100%) of Base Salary based on the achievement of performance-based and other individual and Company metrics to be established by the Board and/or the Compensation Committee, each in their sole discretion. The Board and/or the Compensation Committee shall retain full and sole discretion in determining the eligibility for, and the amount, terms, and conditions of, any Bonus awarded to the Executive. The Executive acknowledges that any Bonus is not guaranteed and is subject to the Board’s and/or Compensation Committee’s evaluation of various factors, including but not limited to, the Executive’s performance, the Company’s financial condition, and other relevant criteria as determined by the Board and/or Compensation Committee, each in their sole discretion. Any Bonus earned for a fiscal year shall be paid to the Executive in the immediately following fiscal year of the Company, as soon as practicable after the Company files the Form 10-K for the year for which the Bonus is earned with the Securities and Exchange Commission but in no event later than thirty (30) days after such filing. In order to be eligible to receive a Bonus for a fiscal year, the Executive must remain employed with the Company through the date of payment of such Bonus.”

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Exhibit 10.2

5. Annual Equity Awards. Effective as of the Amendment Effective Date, Section 4(b)(i) of the Employment Agreement is amended and restated as follows:

“(i) Annual Equity Awards. Subject to the Executive’s continued employment through the applicable grant date, the Executive will be eligible to be granted equity and equity-based awards on an annual basis for each fiscal year commencing with the fiscal year beginning July 1, 2026 (after the close of the applicable fiscal year and related financial statements for such fiscal year have been filed) at the Compensation Committee’s discretion. The Compensation Committee anticipates that annual equity awards will have a target grant date fair value of between $2,000,000 and $3,000,000, but the actual grant date fair value for any awards may be modified based on the Board’s and Compensation Committee’s evaluation of various factors, including but not limited to the Executive’s performance, the Company’s financial condition, market practice, dilution, stockholder considerations, and other relevant criteria as determined by the Board and Compensation Committee in their sole discretion. Annual equity awards are expected to consist primarily of long-term vesting restricted stock units and/or performance stock units, with vesting schedules and performance criteria to be determined by the Compensation Committee and/or the Board and set forth in the applicable award agreement.”

6. No Other Amendments. Except as expressly amended by this Amendment, the Employment Agreement remains unchanged and in full force and effect. In the event of any conflict between this Amendment and the Employment Agreement, this Amendment shall control.

7. Counterparts; Electronic Signatures. This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument. Signatures delivered electronically or by PDF shall be treated as original signatures for all purposes.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

COMPANY: Hyperliquid Strategies Inc By: /s/ Brett Beldner____________ Name: Brett Beldner Title: Chief Financial Officer	EXECUTIVE: /s/ David Schamis____________________ David Schamis

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